Filed by Federated Equity Funds on behalf of Federated Market Opportunity Fund

Pursuant to Rule 14a-12 of the Securities Act of 1934

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Commission File No. 811-4017

Federated Market Opportunity Fund
Q&A for upcoming shareholder proxy

The shareholders of the Federated Market Opportunity Fund will be asked to approve a change to the Fund’s investment objective and a change to its fundamental policy on investing in commodities.

What is the new investment objective and why did we change it?

 The Fund’s current investment objective is to provide moderate capital appreciation and high current income.

The proposed new objective for the Fund is to provide absolute (positive) returns with low correlation to the U.S equity market.

Since the Fund’s inception in December of 2000 its investment strategy has evolved and now the Fund has broad flexibility with respect to the investment parameters. In order to further the Fund’s repositioning, we are asking shareholders to approve the proposed change in the Fund’s investment objective.

Are there any changes to the Fund’s investment strategies taking place?

In order for the portfolio management team to pursue the Fund’s proposed investment objective changes will be made to the Fund’s investment strategy to enable the fund to sell securities short.

Why are shareholders being asked to approve the revised investment objective?

Shareholders of the Fund are being asked to approve a change in the Fund’s fundamental policy on investing in commodities.  If the proposal is approved then the Fund will be able to invest in commodities to the maximum extent permitted by the Investment Company Act of 1940.  The Fund will be able to compete in the marketplace by investing in commodities up to the maximum extent permitted under the 1940 Act and limited only to the extent disclosed in the Fund’s prospectus or by the provision of the Internal Revenue Code.

Will any of the Fund identifiers change?

Since there will not be any changes to the Fund or Series name there will be not  be any changes to any of the fund identifiers.

Proxy schedule

The proxy is scheduled to be mailed to the shareholders by December 17, 2008 and the shareholder meeting is scheduled to take place on January 27, 2009.

If you have any questions please call Carol Borrelli at 412.288.1083

A proxy statement with respect to the proposed change to the Fund’s investment objective and policy on investing in commodities will be mailed to shareholders and filed with the Securities and Exchange Commission (SEC).  Investors are urged to read the proxy statement because it contains important information.  The proxy statement and other relevant documents will be available free of charge on the SEC’s Web site at www.sec.gov or by calling 1-800-341-7400.

C. Borrelli
12.12.2008
INTERNAL USE ONLY